Exhibit 10.18

MASTERCARD INTERNATIONAL INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated as of January 1, 2008, Unless Otherwise Provided

MASTERCARD INTERNATIONAL INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS

1.1	Definitions	1
1.2	Rules of Construction	6

	ARTICLE II

	ELIGIBILITY AND PARTICIPATION

2.1	Eligibility	7
2.2	Notice	7
2.3	Participation	7

	ARTICLE III

	RETIREMENT BENEFIT AND DEATH BENEFIT

3.1	Determination of Retirement Benefit	9
3.2	Death Benefit	9

	ARTICLE IV

	FORM AND TIMING OF PAYMENT

4.1	Retirement Benefit	10
4.2	Acceleration or Delay in Payment	10

	ARTICLE V

	VESTING
5.1	General Rule	11
5.2	Exceptions	11
5.3	Active Employment	11

i

	ARTICLE VI

	ADMINISTRATION

6.1	Committee	12
6.2	Claim and Appeal Procedures	12

	ARTICLE VII

	FUNDING

7.1	General Rule	15

	ARTICLE VIII

	AMENDMENT; TERMINATION

8.1	Amendment	16
8.2	Termination	16

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Payments to Minors and Incompetents	17
9.2	No Contract	17
9.3	Non-Alienation of Benefits	17
9.4	Tax Withholding	17
9.5	Captions	17
9.6	Severability	17
9.7	Notices	17
9.8	Construction	17
9.9	Governing Law	18

Appendix A – Calculation of the Offset

Appendix B – Actuarial Assumptions and Factors

Appendix C – Hypothetical Prior Employer Benefit for Sample Participant

ii

PREAMBLE

Effective November 18, 1999, MasterCard International Incorporated (the “Company”) established a nonqualified defined benefit pension plan referred to as the Supplemental Executive Retirement Plan (the “Plan” or “SERP”) for the benefit of key executives of the Company. Various amendments to the Plan were adopted in December 2004 and December 2005. Effective as of January 1, 2008, the Plan is amended and restated pursuant to the Applicable Transition Relief to clarify certain provisions relating to time of payment and to adopt amendments intended to avoid the imposition on any person of any tax or interest payment pursuant to Section 409A of the Code.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following words and phrases when used in the Plan shall have the meanings indicated in this Article I. Capitalized terms defined in MAP and not otherwise defined in this Article I have the meanings assigned thereto in MAP and capitalized terms defined in the Restoration Program and not otherwise defined in this Article I have the meanings assigned thereto in the Restoration Program, if so indicated in the Plan.

“Actuarial Equivalent” means a benefit of equal value, in accordance with the actuarial assumptions and factors set forth in Appendix B.

“Administrator” means the person designated by the Committee in accordance with Article VI.

“Affiliate” means all members of a controlled group of corporations (as defined in Section 414(b) of the Code) and all commonly controlled trades or businesses (as defined in Section 414(c) of the Code), provided that, for purposes of a Separation from Service, in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

“Applicable Transition Relief” means the following transition guidance, as applicable, with respect to the application of Section 409A (i) I.R.S. Notice 2005-1, I.R.B. 274 (published as modified on January 6, 2005), (ii) the preamble to the proposed Treasury Regulations under Section 409A (70 F.R. 57930; October 4, 2005), (iii) I.R.S. Notice 2006-79, I.R.B. 2006-43 and (iv) I.R.S. Notice 2007-86, I.R.B. 2007-46.

“Beneficiary” means the Participant’s Spouse or other person who is designated by the Participant as eligible to receive the Participant’s Retirement Benefit upon the death of the Participant; provided, however, that if the Participant does not designate a Beneficiary prior to his death or there is no surviving Beneficiary, the Beneficiary shall be the Participant’s spouse, if he is married on the date of his death and the Participants estate, if he is not married on the date of his death.

“Benefit Starting Date” means the date on which a Retirement Benefit or Pre-Vesting Date Benefit, as the case may be, is paid pursuant to Article IV.

“Board” means the Global Board of Directors of the Company.

“CAO” means the Chief Administrative Officer (Central Resources) of the Company.

“Cause” means (a) the willful failure by the Participant to perform his duties or responsibilities (other than due to Disability), (b) the Participant’s engaging in serious misconduct that is injurious to the Company or an Affiliate including, but not limited to, damage to its reputation or standing in its industry; (c) the Participant’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, (d) the material breach by the Participant of any written covenant or agreement with the Company or an Affiliate not to disclose any information pertaining to the Company and/or its Affiliates, or (e) the breach by the Participant of the Code of Conduct, or any material provision of the following Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, foreign corrupt practices act, enterprise risk management, accounting, contracts, purchasing, communications, investor relations, immigration, privacy, insider trading, and similar policies, whether currently in effect or later adopted.

“Change of Control” means the occurrence of any of the following events, but shall specifically exclude a Public Offering:

(i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 30 percent of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this subsection (i) the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, and (C) an acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii); or

(ii) A change in the composition of the Board as of the Effective Date (the “Incumbent Board”) that causes less than a majority of the directors of the Company then in office to be members of the Incumbent Board, provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (“A Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all of substantially all of the Company’s assets directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition, “Public Offering” means any public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities Act or Exchange Act.

“Chief Administrative Officer” means the Chief Administrative Officer of the Company.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations thereunder.

“Committee” means the committee of the Board designated by the Board to administer the Plan. Unless the Board shall determine otherwise, the Committee shall be Compensation Committee.

“Company” means MasterCard International Incorporated, and its Affiliates. Wherever the context of the Plan so states or requires, “Company” also means “Affiliate”.

“Disability” means a “disability” as such term or a similar term is defined under the long-term disability plan of the Company or an Affiliate applicable to the Participant at the time of determination.

“Eligible Employee” means an Employee of the Company who satisfies the requirements of Section 2.1.

“Effective Date” means January 1, 2008.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“Final 48-Month Average Base Pay” means an annual amount, determined in accordance with the formula P/4, where “P” is the sum of a Participant’s Base Pay earned during the forty-eight consecutive months immediately preceding the month in which the Participant’s Separation from Service occurs. Notwithstanding anything in this definition to the contrary, if a Retirement Benefit is payable prior to completion of forty-eight months of SERP service as a Participant on account of (a) accelerated vesting pursuant to Section 5.2 or the Participant’s Disability, if earlier, or (b) the termination of the Plan pursuant to Section 8.2, “P” shall be an amount equal to the sum of “X” and “Y” where: “X” is the Participant’s actual aggregate Base Pay earned through the date on which the applicable event described in (a) or (b) above occurs; and

•	“Y” is the assumed aggregate Base Pay earned for the N future months. For purposes of determining Y,

>	“N” is equal to the difference between forty-eight and the number of months of earned Base Pay included in X; and

>	the assumed aggregate Base Pay is the sum of the monthly Base Pay that would be earned for N months, using the rate of Base Pay in effect on the applicable date set forth in (a) or (b) above, which rate of Base Pay is increased by 5% on each March 1 occurring between such applicable date and the date on which the Participant would have earned forty eight months of Base Pay as a Participant.

“Good Reason” has the meaning set forth in the definition of Termination for Good Reason.

“MAP” means the MasterCard Accumulation Plan, effective as of January 1, 2000, and as the same may be amended from time to time.

“Notice” means the Notice of Participation that is sent to an Eligible Employee pursuant to Section 2.2.

“Offset” means an amount equal to the sum of the (a) Participant’s Account Balance under MAP, (b) Participant’s Restoration-Related Benefit, (c) lump-sum Actuarial Equivalent of the Participant’s Social Security Primary Insurance Amount and (d) Participant’s Prior Employer Benefit. The Offset shall be determined in accordance with Appendix A.

“Participant” means an Eligible Employee who has received a Notice pursuant to Article II.

“Plan” or “SERP” means the MasterCard International Supplemental Executive Retirement Plan.

“Pre-Age 60 Death Benefit” has the meaning set forth in Section 3.2(c).

“Prior Employer Benefit” means a hypothetical retirement benefit designed to represent the lump-sum retirement benefit that a Participant would have received from a prior employer, as set forth in Appendix A and Appendix C.

“Retirement Benefit” has the meaning set forth in Section 3.1.

“Restoration Program” means the MasterCard International Incorporated Restoration Program, effective February 1, 1995, as amended and restated effective January 1, 2007, and as the same may be amended from time to time and any successor thereto.

“Restoration-Related Benefit” means an aggregate amount equal to the sum of the following amounts:

(a) the amount that is the difference between the (i) lump-sum value of a Participant’s accrued benefit, as of December 31, 1999, under the Prior Plan Terms, without regard to the limits of Sections 401(a)(17) and 415 of the Code, as determined by the Company and (ii) such Participant’s Initial Account Balance in MAP; and

(b) the amount that is the sum of each amount that shall be determined annually, beginning as of January 1, 2000, in accordance with the formula A-B, where “A” is the sum of (i) the vested Pay Credit that a Participant would have received for the calendar year, if the Limits (as defined under the Restoration Program) did not apply to the Participant for such year and (ii) the MAP Adjustment Bonus, if any (as defined under the Retirement Restoration Plan), for such calendar year; and “B” is the Pay Credit actually credited to the Participant’s MAP Account for such calendar year.

The amounts determined in paragraphs (a) and (b) are each accumulated with 8% interest to the Participant’s Separation from Service, or 60th birthday, if later.

“Section 409A Compliance” has the meaning set forth in Section 4.4.

“Separation from Service” means a separation from service with the Company and its Affiliates that meets the requirements of the default provisions of Treasury Regulation Section 1.409A-(1)(h) or the successor thereto.

“SERP Service” means an Employee’s Service while a Participant, commencing on such Employee’s first day of participation in the Plan as set forth in the Notice.

“Social Security Primary Insurance Amount” means the annual primary insurance amount that would be paid to a Participant under the Social Security Act, based on such Participant’s available compensation, at age sixty-two (62), without regard to whether such amount is actually paid. If a Participant incurs a Separation from Service either before or after attaining age sixty-two (62), the Social Security Primary Insurance Amount shall be the Actuarial Equivalent of such Participant’s age sixty-two (62) Social Security Primary Insurance Amount. In determining the Social Security Primary Insurance Amount for a Participant, the Committee shall assume that the Participant’s earnings for purposes of Social Security were greater than the Social Security wage base for all years through the earliest of the Participant’s:

(a)	60th birthday or Separation from Service, if later;

(b)	date of death;

(c)	date of Termination Due to a Change of Control; and

(d)	attainment of age sixty-two (62).

“Termination Due to a Change of Control” means a Termination Without Cause or a Termination for Good Reason, in each during the period beginning on the date that is six months before and ending on the date that is two years after a Change of Control.

“Termination for Good Reason” means a Participant’s Separation from Service for one or more of the following reasons: the occurrence of the following without the Participant’s prior written consent: (a) assignment to a position for which the Participant is not qualified or a lesser position than the position held by the Participant six months before the Change in Control (although duties may differ without giving rise to a Termination for Good Reason), (b) a reduction in the Participant’s annual base salary from that in effect six months before the Change in Control; (c) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment (unless such relocation does not increase the Participant’s commute by more than twenty (20) miles) six months before the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of such day; or (d) the failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform any employment agreement between Participant and the Company or any Affiliate.

“Termination Without Cause” means a Participant’s Separation from Service for any reason other than Good Reason, death, retirement, Disability or Cause.

“Vesting Date” means the date, determined in accordance with Article V, as of which a Participant’s Retirement Benefit is fully vested and non-forfeitable.

1.2 Rules of Construction. The masculine gender shall be construed to include the feminine gender, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. An Employee of the Company, other than the Chief Executive Officer, shall become an Eligible Employee if (a) such Employee is a participant in MAP and (b) the Chief Executive Officer, with the approval of the Committee, selects and approves the Employee for participation in the Plan. The Chief Executive Officer shall become an Eligible Employee upon the approval of the Committee. Without limiting the generality of the foregoing, an Employee who incurs an Employment Commencement Date or Reemployment Date after June 30, 2007 or is otherwise not eligible to participate in MAP shall not be an Eligible Employee. Any individual who is not an Eligible Employee shall not participate in, or accrue any benefit under, the Plan

2.2 Notice. An Eligible Employee’s participation in the Plan shall be evidenced by a Notice addressed to such Eligible Employee that shall comply with, and be subject to, the provisions of the Plan.

2.3 Participation.

(a) Continuing Participants. Any individual on January 1, 2008 who was a participant in the Plan immediately prior to January 1, 2008 shall be a Participant in the Plan on January 1, 2008, subject to the terms and provisions hereof. An individual who is not an Eligible Employee shall not participate in or receive any benefit under the Plan.

(b) New Participants. An Eligible Employee who does not become a Participant in accordance with Section 2.3(a) and who incurs an Employment Commencement Date or Reemployment Date prior to June 30, 2007 and who receives a Notice pursuant to Section 2.2 shall become a Participant as of the date specified in the Notice, subject to the terms and conditions hereof.

(c) Duration. Except as may otherwise be provided in the Notice or in Section 2.3(d) or Section 2.3(e), an individual shall continue to be a Participant as long as such individual is entitled to a Retirement Benefit under the Plan, notwithstanding that such Participant may have incurred a Separation from Service.

(d) Cessation. Notwithstanding any provision in the Plan to the contrary:

(i) an Employee, other than the Chief Executive Officer, shall cease to be a Participant and shall forfeit all rights to any Retirement Benefit if the Chief Executive Officer makes the decision to terminate the Participant’s employment, for any reason, with or without Cause, unless a written agreement between such Participant and the Company in effect at the time the Participant terminates employment provides otherwise; and

(ii) the Chief Executive Officer shall cease to be a Participant and shall forfeit all rights to a Retirement Benefit if the Board makes the decision to terminate the Chief Executive Officer’s employment for any reason, with or without Cause, unless a written agreement between the Chief Executive Officer and the Company in effect at the time he terminates employment provides otherwise.

(e) Effect of Reemployment. Notwithstanding anything in the Plan to the contrary, a Participant who incurs a Separation from Service for any reason and subsequently incurs a Reemployment Date shall not become an Eligible Employee and shall not earn any benefit under the Plan by reason of such Reemployment Date.

ARTICLE III

RETIREMENT BENEFIT AND DEATH BENEFIT

3.1 Determination of Retirement Benefit.

(a) Chief Executive Officer. The Retirement Benefit payable to a Participant who is the Chief Executive Officer is an amount equal to the lump sum Actuarial Equivalent of a life annuity equal to 100% of the Chief Executive Officer’s Final 48-Month Average Base Pay, reduced by the amount of such Chief Executive Officer’s Offset, determined in accordance with Appendix A.

(b) Participants Other than Chief Executive Officer. The Retirement Benefit payable to a Participant, other than the Chief Executive Officer, , is an amount equal to the lump sum Actuarial Equivalent of a life annuity equal to 80% of the Participant’s Final 48-Month Average Base Pay, reduced by the amount of such Participant’s Offset, determined in accordance with Appendix A.

3.2 Death Benefit.

(a) Following Age 60 and Prior to Benefit Starting Date. In the event of the death of a Participant after his 60th birthday who, as of the date of death has not incurred a Benefit Starting Date, the Retirement Benefit that would have been payable to such Participant as of the date of death in accordance with Section 3.1 shall be payable to such Participant’s Beneficiary.

(b) Following Benefit Starting Date. In the event of the death of a Participant who has incurred a Benefit Starting Date and has received payment of his entire Retirement Benefit, no death benefit shall be payable from the Plan to such Participant’s Beneficiary.

(c) Pre-Age 60 Death Benefit. In the event that a Participant who is an Eligible Employee dies prior to his 60th birthday (regardless of whether his Separation from Service is due to his death), the Pre-Age 60 Death Benefit payable to the Participant’s Beneficiary shall be equal to:

(i) if the Participant is the Chief Executive Officer, as of the date of his death or was the Chief Executive Officer as of his Separation from Service, 75% of the Actuarial Equivalent of the Retirement Benefit calculated in accordance with Section 3.1(a); provided, however, that the Offset shall be determined in accordance with Appendix A and

(ii) if the Participant is not the Chief Executive Officer as of the date of his death or was not the Chief Executive Officer as of his Separation from Service, 75% of the Actuarial Equivalent of the Retirement Benefit calculated in accordance with Section 3.1(b); provided, however, that the Offset shall be determined in accordance with Appendix A.

ARTICLE IV

FORM AND TIMING OF PAYMENT

4.1 Retirement Benefit. Subject to Section 4.2, effective for Benefit Starting Dates on or after January 1, 2008:

(a) Form. For Benefit Starting Dates due to a Participant’s Separation from Service for any reason, his Retirement Benefit, if vested pursuant to Article V, shall be paid in the form of a single lump sum.

(b) Benefit Starting Date. Subject to Section 4.2, the Benefit Starting Date with respect to the vested Retirement Benefit of a Participant who has incurred a Separation from Service for any reason shall be on the first day of the month following the date that is the later of (i) six months after the Participant’s Separation from Service and (ii) the Participant’s 60th birthday or, in the event of the Participant’s death, the date that would have been the Participant’s 60th birthday. If, pursuant to Appendix A, the Offset is determined as of a date prior to the Participant’s Benefit Starting Date, the Participant’s Retirement Benefit shall include interest at the Thirty-Year Treasury Rate for the period between the Separation from Service and Benefit Starting Date. Except as set forth in this Section 4.1(b), payment of a Participant’s Retirement Benefit shall not include interest.

4.2 Acceleration or Delay in Payment. Notwithstanding anything in Article IV to the contrary, neither the Committee nor the CAO shall have the discretionary authority to accelerate or delay payment of a Retirement Benefit except to the extent that the Committee or the CAO determines in its discretion, that any such acceleration or delay, as the case may be, will not cause a Participant or other person to incur any tax, interest payment or penalty pursuant to Section 409A (“Section 409A Compliance”). For purposes of acceleration upon the termination of the Plan following a change in control event, pursuant to this Section 4.2, “change in control event” shall have the meaning assigned thereto under the default definitions set forth in Section 409A.

ARTICLE V

VESTING

5.1 General Rule. Except as otherwise provided in Section 5.2 or as may be established by the Committee, in its discretion:

(a) a Participant shall be vested in his Retirement Benefit on the Vesting Date, which shall be the first of the month coinciding with or next following both his completion of four (4) years of SERP Service while actively employed by the Company and his 60th birthday while actively employed by the Company; and

(b) a Participant who ceases to be actively employed by the Company prior to his completion of four (4) years of SERP Service or prior to his 60th birthday in accordance with this Article V shall forfeit his Retirement Benefit.

5.2 Exceptions. Notwithstanding anything to the contrary in Section 5.1, a Participant’s Retirement Benefit shall be fully vested and nonforfeitable upon a Participant’s:

(a) a Termination Without Cause or a Termination for Good Reason, solely to the extent that a written agreement between the Participant and the Company in effect on the date of such Termination expressly provides for such accelerated vesting;

(b) Termination Due to a Change of Control;

(c) Separation from Service due to his Disability; and

(d) Separation from Service due to his death.

5.3 Active Employment. For purposes of this Article V only, a Participant shall cease to be actively employed by the Company upon the occurrence of a Separation from Service.

ARTICLE VI

ADMINISTRATION

6.1 Committee.

(a) Responsibilities. The Plan shall be administered by the Committee, which shall be responsible for the interpretation of the Plan and establishment of the rules and regulations governing the administration thereof, which responsibilities shall include: (a) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (b) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (c) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (d) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (e) to review actions taken by any other person to whom authority is delegated under the Plan; and (f) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. The Committee’s decision in any matter involving the administration, interpretation and application of this Plan shall be final and binding on all parties. Neither the Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.

(b) Authority of Members. The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act that the Plan authorizes or requires the Committee to do, including, without limitation, the retention of counsel and other agents as it may require in carrying out the provisions of the Plan.

(c) Authority to Delegate. Any responsibility or authority assigned to the Committee under the Plan may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Company by title or position with the Company, consistent with the by-laws or other procedures of the Committee; provided that such delegation is revocable by the Committee at any time, in its discretion.

(d) Records and Expenses. The Committee or its designees shall keep such records as may be necessary for the administration of the Plan and shall furnish such periodic information to Participants as may be necessary or desirable, in the sole discretion of the Committee. All expenses of administering the Plan shall be paid by the Company and shall not affect a Participant’s right to, or the amount of, benefits.

6.2 Claim and Appeal Procedures.

(a) Benefit Claims. In the event any person or his authorized representative (the “Claimant”) disputes the amount of or his entitlement to, any benefits under the Plan or their method of payment, such person shall be required to file a claim in writing with the Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Administrator will consider the claim and within ninety days of receipt of such claim, unless special circumstances exist, the Administrator will inform such person of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional ninety days, as long as the Claimant receives before the end of the initial ninety-day period, written notice advising of the special circumstances and the date by which the Administrator expects to make a determination (the “Extension Notice”). If the Administrator denies the claim, the Administrator will give to such person (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan on which the determination was based, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, (iii) appropriate information as to the procedure to be followed for review of such claim by the Committee, including time limits applicable to such procedures, and (iv) a statement of the Claimant’s right to commence a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(b) Appeal of Denial. Any Claimant whose claim is denied by the Administrator and who wishes to appeal such denial must request a review of the Administrator’s decision by filing a written request with the Committee for such review within sixty days after his receipt of the written denial of the claim. Such request for review shall contain and the review by the Committee shall consider all comments, documents, records and other information relating to the claim that the Claimant wishes the Committee to review, without regard as to whether such information was submitted or considered in the initial review of the claim by the Administrator. In connection with that review, the Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. Written notice of the Committee’s decision shall be provided to the Claimant within sixty days following receipt of the request for review by the Committee. In the event of special circumstances, the response period can be extended for an additional sixty days, as long as the Claimant receives an Extension Notice before the end of the initial sixty-day period. Any decision of the Committee shall be in writing and shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions on which the determination was based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on review and a description of the applicable limitations period under the Plan.

(c) Limitation of Action. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one year of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 6.2(b) or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Benefits Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to this Section 6.2(c) and Section 502(a) of ERISA.

(d) Authority of Administrator. In carrying out its responsibilities under Section 6.2(a), the Administrator shall have the authority set forth in Sections 6.1(a), 6.1(c) and 6.1(d).

ARTICLE VII

FUNDING

7.1 General Rule. The Plan is an unfunded arrangement and is subject to the claims of the general creditors of the Company. No portion of any funds set apart for a Participant or Beneficiary pursuant to this Article shall be the property of such Participant or Beneficiary until distribution thereof has been made to such individual. Further, the rights of a Participant or Beneficiary shall be limited to those of a general, unsecured creditor of the Company who has a claim equal to the value of the Participant’s Retirement Benefit. Retirement Benefits shall be payable from the general assets of the Company, or from such other funding vehicle established for such purpose as described above, or both. Except as may be otherwise determined by the Board in its sole discretion pursuant to this Article VII, neither the Company, the Committee nor any other person shall have any duty to set apart or invest any funds for the purpose of providing benefits pursuant to the terms of the Plan.

ARTICLE VIII

AMENDMENT; TERMINATION

8.1 Amendment.

(a) General Rule. The Committee shall have the right to amend the Plan for any reason, at any time and from time to time; provided, however, that an amendment shall not cause a reduction in the Retirement Benefit that would have been payable to a Participant prior to such amendment.

(b) Section 409A. Each of the Committee and the Chief Administrative Officer shall have the unilateral right, without the consent of any Participant or Beneficiary, to the extent that the Committee or Chief Administrative Officer deems necessary, appropriate or desirable to ensure Section 409A Compliance, to amend or modify the Plan; provided that such amendments or modifications do not materially increase Retirement Benefits under the Plan or materially increase costs for the Company and may be effected in a manner that results in Section 409A Compliance. Any determinations made by the Committee or the Chief Administrative Officer under this Section 8.1(b) shall be final, conclusive and binding on all persons.

8.2 Termination. The Committee may terminate the Plan at any time and for any reason. Any such action by the Committee shall be undertaken by a resolution duly adopted at a meeting of the Committee, or by written consent of the Committee, in lieu of a meeting, as the case may be. In the event of a termination of the Plan, each Participant shall be eligible to receive a Retirement Benefit, notwithstanding that the Participant may not satisfy the requirements of Article V as of such date; provided, however, that the determination date for purposes of the Offset shall be the date on which the Plan is terminated. If the Plan is terminated, payment of benefits under the Plan shall be in accordance with Article IV, unless the Committee, in its discretion, determines to accelerate payment and such acceleration may be effected in a manner that will result in Section 409A Compliance.

ARTICLE IX

GENERAL PROVISIONS

9.1 Payments to Minors and Incompetents. If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to a duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

9.2 No Contract. This Plan shall not be deemed a contract of employment with any Participant, and no provision hereof shall affect the right of the Company to terminate a Participant’s employment.

9.3 Non-Alienation of Benefits. No amount payable to, or held under the Plan for the account of, any Participant or Beneficiary shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No amount payable to, or held under the Plan for the account of, any Participant shall be subject to any legal process of levy or attachment.

9.4 Tax Withholding. The Company may withhold from any payments hereunder such amount as it may be required to withhold under applicable federal, state, local or foreign law, and transmit such withheld amounts to the appropriate taxing authority. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.

9.5 Captions. The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan or in any way affect the construction of any provision of the Plan.

9.6 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

9.7 Notices. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States first class mail, postage prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

9.8 Construction. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the requirements of Sections 201, 301 and 401 of ERISA. Whenever the terms of the Plan require the payment of an amount by a specified date, the Company shall use reasonable efforts to make the payment by that date. The Company shall not be (i) liable to the Participant or any other person if such payment is delayed for administrative or other reasons to a date that is later than the date so specified by the Plan or (ii) required to pay interest or any other amount in respect of such delayed payment. In no event shall the Company permit the delay of a payment unless such delay may be effected in a manner that will result in Section 409A Compliance.

9.9 Governing Law. The provisions of the Plan shall be interpreted, construed and administered under the laws of the State of New York applicable to contracts entered into and performed in such state, and to the extent that ERISA, Section 409A of the Code and other federal laws do not apply.

APPENDIX A

CALCULATION OF THE OFFSET

A.1. General Rule. Subject to Section A.2 of this Appendix A, the following provisions apply with respect to calculation of the Offset:

A.1(a) Account Balance. The Account Balance under MAP is determined as of the later of the Participant’s (i) Separation from Service and (ii) 60th birthday, or the date that would have been the Participant’s 60th birthday.

A.1(b) Retirement Restoration -Related Benefit. The Retirement Restoration-Related Benefit is an amount equal to the bonuses, accumulated with interest, as recorded for each Participant, as of the later of the Participant’s (i) Separation from Service and (ii) 60th birthday, or the date that would have been the Participant’s 60th birthday.

A.1(c) Social Security Primary Insurance Amount. The Actuarial Equivalent of the Social Security Primary Insurance Amount is the lump-sum Actuarial Equivalent of the Social Security Primary Insurance Amount, as defined in Section 1.1 of the Plan, as of the later of the Participant’s (i) Separation from Service and (ii) 60th birthday, or the date that would have been the Participant’s 60 th birthday.

A.1(d) Prior Employer Benefit.

(i) The Prior Employer Benefit shall be equal to an amount determined as of the later of the Participant’s (i) Separation from Service and (ii) 60th birthday, or the date that would have been the Participant’s 60th birthday:

Years of Service	% of Prior Base Pay
1–2	3.25
3–4	4.00
5–9	5.00
10–14	6.00
15–19	8.00
20–34	11.00

All amounts are assumed to be allocated to the Participant on December 31 of each year and are credited with the Interest Crediting Rate, as defined in Section A.1(d)(ii). A calculation of the hypothetical Prior Employer Benefit for a sample Participant is set forth in Appendix C.

A-1

(ii) Definitions. For purposes of determining the Prior Employer Benefit, the following definitions shall apply:

“Interest Crediting Rate” means the rate at which a Participant’s Prior Employer Benefit accumulates. For purposes of the Plan, an interest rate of 8.0% per year, up to the Participant’s Vesting Date, shall be used.

“Prior Base Pay” means the assumed prior earnings of a Participant during his Years of Service. The Prior Base Pay for a calendar year is determined by taking an Eligible Employee’s annual rate of Base Pay from the Company as of the Participant’s Employment Commencement Date or, if applicable, Reemployment Date (adjusted for prior service with the Company), and multiplying such annual rate by the factor [(1.10)^(A–B)], where “A” is the prior calendar year for which Base Pay is being determined and “B” is the date of participation in the Plan.

“Years of Service” means each calendar year beginning with the calendar year in which the Participant attains age 25 through the calendar year preceding the Participant’s Employment Commencement Date or, if applicable, Reemployment Date (adjusted for prior service with the Company).

A-2

APPENDIX B

ACTUARIAL ASSUMPTIONS AND FACTORS

B.1 Prior to December 31, 2002, the Actuarial Equivalent shall be determined by the following assumptions:

(a) Mortality: the mortality table prescribed by the Commissioner of the Internal Revenue Service for purposes of Revenue Ruling 95-6.

(b) Interest: the average annual interest rate on thirty-year Treasury securities, rounded to the nearest one-hundredth of one percent, for the month of August preceding the first day of the calendar year in which the determination is made.

B.2 Effective as of December 31, 2002, the Actuarial Equivalent shall be determined by the following assumptions:

(a) Mortality: the mortality table in effect under MAP for purposes of determining the Annuity Factor under MAP as of the date on which the determination is made.

(b) Interest: the average annual interest rate in effect under MAP for purposes of determining the Annuity Factor under MAP as of the date on which the determination is made.

B-1

APPENDIX C

HYPOTHETICAL PRIOR EMPLOYER BENEFIT

FOR A SAMPLE PARTICIPANT

Name	Sample Participant
Date of Birth	1/1/45
Date of Hire	7/1/98
Date of SERP Entry	1/1/00
Base Pay at Hire	$300,000
Date Vested in SERP	1/1/05
Salary Regression	10.00%
Interest on Account	8.00%

				Hypothetical Prior Employer Benefit
Year	Age Attained	Assumed Prior Base Pay	Prior ER Service at EOY	Allocation Percentage	Beginning of Year Balance	End of Year Allocation	Interest on Account	End of Year Balance
1970	25	$20,805	1	3.25%	$0	$676	$0	$676
1971	26	$22,885	2	3.25%	$676	$744	$54	$1,474
1972	27	$25,173	3	4.00%	$1,474	$1,007	$118	$2,599
1973	28	$27,690	4	4.00%	$2,599	$1,108	$208	$3,915
1974	29	$30,459	5	5.00%	$3,915	$1,523	$313	$5,751
1975	30	$33,505	6	5.00%	$5,751	$1,675	$460	$7,886
1976	31	$36,855	7	5.00%	$7,886	$1,843	$631	$10,360
1977	32	$40,540	8	5.00%	$10,360	$2,027	$829	$13,216
1978	33	$44,594	9	5.00%	$13,216	$2,230	$1,057	$16,503
1979	34	$49,053	10	6.00%	$16,503	$2,943	$1,320	$20,766
1980	35	$53,958	11	6.00%	$20,766	$3,237	$1,661	$25,664
1981	36	$59,354	12	6.00%	$25,664	$3,561	$2,053	$31,278
1982	37	$65,289	13	6.00%	$31,278	$3,917	$2,502	$37,697
1983	38	$71,818	14	6.00%	$37,697	$4,309	$3,016	$45,022
1984	39	$79,000	15	8.00%	$45,022	$6,320	$3,602	$54,944
1985	40	$86,900	16	8.00%	$54,944	$6,952	$4,396	$66,292
1986	41	$95,590	17	8.00%	$66,292	$7,647	$5,303	$79,242
1987	42	$105,149	18	8.00%	$79,242	$8,412	$6,339	$93,993
1988	43	$115,664	19	8.00%	$93,993	$9,253	$7,519	$110,765
1989	44	$127,230	20	11.00%	$110,765	$13,995	$8,861	$133,621
1990	45	$139,953	21	11.00%	$133,621	$15,395	$10,690	$159,706
1991	46	$153,948	22	11.00%	$159,706	$16,934	$12,776	$189,416
1992	47	$169,343	23	11.00%	$189,416	$18,628	$15,153	$223,197
1993	48	$186,277	24	11.00%	$223,197	$20,490	$17,856	$261,543
1994	49	$204,905	25	11.00%	$261,543	$22,540	$20,923	$305,006
1995	50	$225,395	26	11.00%	$305,006	$24,793	$24,400	$354,199
1996	51	$247,934	27	11.00%	$354,199	$27,273	$28,336	$409,808
1997	52	$272,727	28	11.00%	$409,808	$30,000	$32,785	$472,593
1998	53	$300,000		0.00%	$472,593	$0	$37,807	$510,400
1999	54	N/A		0.00%	$510,400	$0	$40,832	$551,232
2000	55	N/A		0.00%	$551,232	$0	$44,099	$595,331
2001	56	N/A		0.00%	$595,331	$0	$47,626	$642,957
2002	57	N/A		0.00%	$642,957	$0	$51,437	$694,394
2003	58	N/A		0.00%	$694,394	$0	$55,552	$749,946
2004	59	N/A		0.00%	$749,946	$0	$59,996	$809,942
2005	60	N/A		0.00%	$809,942	$0	$0	$809,942
Balance at 01/01/2005 = $809,942

C-1